Filed pursuant to Rule 433

Registration Nos.: 333-170956 and 333-170956-06

Free Writing Prospectus dated May 16, 2013

$1,259,825,000

Nissan Auto Lease Trust 2013-A

Issuing Entity

Nissan Auto Leasing LLC II	Nissan Motor Acceptance Corporation
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus supplement dated May 13, 2013, as supplemented by the supplement to preliminary prospectus supplement, dated May 16, 2013 (the “preliminary prospectus supplement”), and prospectus dated May 13, 2013 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	Fitch, Inc.
Class A-1 notes	P-1 (sf)	F1+ sf
Class A-2a notes	Aaa (sf)	AAA sf
Class A-2b notes	Aaa (sf)	AAA sf
Class A-3 notes	Aaa (sf)	AAA sf
Class A-4 notes	Aaa (sf)	AAA sf

It is a condition to the issuance of the notes that each class of the Class A notes receive the ratings listed above.

Barclays	BofA Merrill Lynch	Credit Agricole Securities

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-170956) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-212-412-5780 or by emailing abssyndicateteam@barclays.com.